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                                                                   EXHIBIT 10.37

                                ROYALTY AGREEMENT

        THIS ROYALTY AGREEMENT (this "Agreement") is made as of this 10th day of April 1997, by and between GARGOYLES ACQUISITION CORPORATION, a Washington corporation and wholly-owned subsidiary of Gargoyles, Inc. ("Purchaser"), and SUNGOLD ENTERPRISES, LTD., a New York corporation ("Seller").

                                    RECITALS

      A. Seller owns and operates a business that designs, distributes and sells sunglasses and related products (the "Business") from its company headquarters located in Farmingdale, New York.

      B. Seller and Purchaser are parties to that certain Asset Purchase and Sale Agreement of even date herewith (the "P&S Agreement") under which Seller has agreed to sell all the assets used in the operation of its Business to Purchaser.

      C. This Royalty Agreement is delivered in connection with the P&S Agreement. Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to them in the P&S Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements of the parties set forth herein, the parties hereto hereby agree as follows:

      1. Definitions. The following capitalized terms used herein shall have the meanings ascribed to them below:

            "Gross Margin" means a fraction, the numerator of which is Net Sales less cost of sales, including direct costs of the Products, cases, direct labor, if any, and an allocation of spoilage and reserve consistent with the treatment by Gargoyles, Inc. and its subsidiaries, and the denominator of which is Net Sales. The allocation of spoilage used in the calculation of Seller's Gross Margin for Products sold in 1996 shall be the allocation for spoilage used in the calculation of Seller's Gross Margin for calendar years January 1 to December 31, 1997, 1998 and 1999.

            "Net Sales" means the actual invoice price for Products less trade and cash discounts, sales or similar transaction taxes, if any, freight charges if not separately invoiced, and returns and allowances.


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            "Products" means (i) sunglasses, eyewear, accessories and related products sold by Purchaser following closing of the P&S Agreement and (ii) products sold by Purchaser, or its parent, Gargoyles, Inc., or any of Gargoyles' affiliates, under a license agreement with a third party, approved by the licensee's board of directors, where the opportunity for such licensing arrangement resulted from the efforts of Sheldon Goldman.

      2. Royalty. Purchaser shall pay to Seller an amount equal to a percent of the Net Sales in excess of $7 Million for all Products sold in each of the calendar years January 1 to December 31, 1997, 1998 and 1999 (the "Royalty Payments") so long as Gross Margins for such Products are maintained as described below:

            (a) If Gross Margin, for Products sold in any calendar year for which Royalty Payments are due, is no more than 199 basis points less than Seller's Gross Margin at December 31, 1996, then Purchaser shall pay Seller a Royalty Payment equal to 7.5% of Net Sales in excess of $7 Million in such calendar year.

            (b) If Gross Margin, for Products sold in any calendar year for which Royalty Payments are due, is between 200 and 299 basis points less than Seller's Gross Margin at December 31, 1996, then Purchaser shall pay Seller a Royalty Payment equal to 5% of Net Sales in excess of $7 Million in such calendar year.

            (c) If Gross Margin, for Products sold in any calendar year for which Royalty Payments are due, is 300 basis points or more, less than Seller's Gross Margin at December 31, 1996, then Purchaser shall pay Seller a Royalty Payment equal to 2.5% of Net Sales in excess of $7 Million in such calendar year.

      3. Time and Manner of Payment. Royalty Payments shall be made on the first day of April following the end of each calendar year for which Royalty Payments are to be made. The first Five Hundred Thousand Dollars ($500,000) of Royalty Payments made by Purchaser shall be deposited with the Escrow and shall be held in escrow and disbursed in accordance with the Escrow Agreement. Additional Royalty Payments shall be made by wire transfer to an account as specified by Seller. If Purchaser fails to make Royalty Payments when due, delinquent amounts shall bear interest at the statutory default rate of interest per annum from the date of default until such default is cured.

      4. Dispute Resolution. In the event of any controversy, claim or dispute arising out of or relating to this Agreement, or the alleged breach hereof, Seller and Purchaser shall first use their best efforts to resolve the dispute amicably. If Seller and Purchaser fail to resolve any such dispute, then such dispute shall be resolved by binding arbitration by one arbitrator subject to the sole jurisdiction of the American Arbitration Association of Suffolk County, New York (A.A.A.). If Seller and Purchaser fail to agree on selection of an arbitrator, either may petition the presiding judge of the Superior Court of Suffolk County, New York to appoint a


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member of A.A.A. as an arbitrator. Thereafter, the arbitrator shall permit a period of open and free discovery, including the taking of depositions, and will promptly conduct an arbitration hearing. It is the intent of the parties hereto that an arbitration hearing be concluded within 90 days of the appointment of the arbitrator. The arbitrator shall have broad authority to fashion any legal or equitable remedy including the authority to award specific performance. The arbitrator will render a final and binding decision within ten days of the conclusion of the arbitration hearing.

      After the arbitration award is rendered, it may be entered in any court of competent jurisdiction and shall constitute a final adjudication of all matters submitted to arbitration. If either Purchaser or Seller at any time subsequent to execution of this Agreement refuses to comply with these arbitration provisions, the other may make specific application to the Superior Court of Suffolk County, New York to compel the other party to submit to arbitration in accordance with the terms of this section.

      Nothing in this section, however, shall deprive a court of competent jurisdiction of the authority to apply a temporary restraining order or preliminary injunction prohibiting a violation of this Agreement prior to any arbitration proceeding.

      5. Amendment and Modification. This Agreement may be amended, modified and supplemented or any provision waived only by written agreement, executed by Seller and Purchaser.

      6. Attorneys' and Arbitration Fees. If it shall be necessary for either Seller or Purchaser to employ an attorney or to request arbitration to enforce its rights pursuant to this Agreement because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for all costs of arbitration and for reasonable attorneys' fees and expenses.

      7. Governing Law. This Agreement shall be governed by the internal laws of the state of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

      8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the parties hereto have executed this Royalty
Agreement as of the date first written above.

GARGOYLES ACQUISITION CORPORATION,
a Washington corporation

By /s/ STEVEN R. KINGMA
  --------------------------------------
   Steven R. Kingma, VP and CFO

SUNGOLD ENTERPRISES, LTD.,
a New York corporation

By /s/ SHELDON GOLDMAN
  --------------------------------------
    Sheldon Goldman, President


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